Exhibit 10.2

05/20/2021

Robert M. McNutt

[Address]

Re: RETIREMENT

Dear Rob:

We have discussed your decision to retire from your position as Senior Vice President and Chief Financial Officer of Lamb Weston Holdings, Inc. (“Lamb Weston” or the “Company”) on August 6, 2021 (the “Retirement Date”). The Company appreciates the advance notification of your intent to retire which provides ample time to ensure a smooth transition process with your successor.

In recognition of your service to the Company and playing an important role in helping the Company navigate the challenges of operating during the COVID-19 pandemic while building a strong finance team with deep expertise, the Board of Directors of the Company and its Compensation Committee have agreed to provide you with certain enhanced vesting provisions with respect to your outstanding equity awards under the Lamb Weston Holdings, Inc. 2016 Stock Plan.

1.	Subject to your compliance with the conditions set forth in Section 2 below and your continuous employment as the Company’s Senior Vice President and Chief Financial Officer through your Retirement Date, your outstanding equity awards will be subject to the following enhanced vesting provisions:

a.	Restricted Stock Units (“RSUs”). Excluding awards granted within the last twelve (12) months prior to the Retirement Date, if any, and notwithstanding that you would otherwise not be eligible for “Early Retirement” pursuant to the terms of your RSUs, these RSUs will vest on a pro-rated basis as described in the “Early Retirement” vesting provisions set forth in the underlying grant agreements, which will be determined by multiplying the number of RSUs by a fraction, the numerator of which is the total number of calendar days during which you remained employed during the applicable vesting period until the Retirement Date, and the denominator of which is the total number of calendar days during the applicable vesting period. Such portions of the RSUs will be paid within sixty (60) days following your Retirement Date, or such later date as may be required by Section 409A of the Code (as defined in the underlying grant agreements).

b.	Performance Shares (“PSAs”). Excluding awards granted within the last twelve (12) months prior to the Retirement Date, if any, and notwithstanding that you would otherwise not be eligible for “Early Retirement” pursuant to the terms of your PSAs, these PSAs will vest on a pro-rated basis as described in the “Early Retirement” vesting provisions set forth in the underlying grant agreements based on the number of days you are employed during the applicable three-year period thereunder, but final payment for the PSAs, if any, will be based on the final performance certification at the end of the applicable performance cycle for each award. Such portions of the PSAs will be paid on the respective originally scheduled normal payment date of the particular grant of PSAs, or such other date as may be required by Section 409A of the Code (as defined in the underlying grant agreements).

2.	As a condition to, and in consideration for, the enhanced vesting provisions described in Section 1 above, you agree to the following:

a.	You reaffirm and agree to comply, during and following your employment with the Company, with the restrictive covenant obligations (including but not limited to the confidentiality, non-competition and non-solicitation provisions) set forth in Annex B to the Executive Change of Control Severance Plan Participation Agreement between you and the Company, dated as of October 19, 2017, notwithstanding that you will not be receiving any severance under such plan.

b.	You agree to make yourself reasonably available to Lamb Weston and to provide reasonable assistance and cooperation in the event that the Company needs your assistance following your retirement.

c.	You agree that you will execute (and not revoke) a general release of claims against the Company in the Company’s standard (and then-current) form (which will be provided to you at the time of your retirement) no later than 60 days following your Retirement Date.

If the above meets with your agreement, please sign and return one copy of this letter to me. An executed copy will be returned to you. Note that, except as otherwise specifically provided in this letter agreement, the terms and conditions of your RSUs and PSAs will continue to be governed in accordance with their existing terms.

Thank you again for your service to the Company.

Sincerely,

/s/ Thomas P. Werner

Thomas P. Werner

President and Chief Executive Officer

Lamb Weston Holdings, Inc.

ACCEPTED AND AGREED TO BY:

Signature – Robert M. McNutt          Date May 24, 2021

/s/ Robert M. McNutt

Printed Name	Employee ID

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